Exhibit 10.38

[Freddie Mac letterhead]

December 12, 2003

Mr. Richard Syron
394 Hammond St.
Chestnut Hill, MA 02467

Dear Dick:

This letter supplements the Employment Agreement you entered into with us on December 5, 2003 (the “Employment Agreement”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

In the event that the Term of the Employment Agreement and your employment with Freddie Mac terminates for any reason, you hereby agree that you shall be deemed to have resigned, effective as of the date of such termination of the Term and your employment with Freddie Mac, as a member of Freddie Mac’s Board of Directors and from all positions, titles, duties, authorities and responsibilities arising out of or relating to your employment or such Board membership, including any directorships or any fiduciary positions in which you were serving at the request of, or appointment by, Freddie Mac. You also agree that you will execute any such additional documents and take any such further steps as may be reasonably requested by Freddie Mac’s Board of Directors to effectuate such resignations.

Sincerely,

Federal Home Loan Mortgage Corporation

By	/s/ John B. McCoy
      Name:  John B. McCoy

Title:	Chairman, Human Resources
Committee of the Board of Directors

Agreed to:

By	/s/ Richard F. Syron
Richard F. Syron